UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________
FORM SD
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SPECIALIZED DISCLOSURE REPORT

FMC Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16489	36-4412642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5875 N. Sam Houston Parkway W., Houston, TX	77086
(Address of principal executive offices)	(Zip Code)
Lisa P. Wang
Senior Counsel
(281) 591-4000
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1 – Conflict Minerals Disclosure

Item 1.01	Conflict Minerals Disclosure and Report

FMC Technologies, Inc. (the “Company,” “FMC Technologies,” “we,” “us,” and “our”) evaluated its product lines and determined that certain products that we manufacture or contract to manufacture contain tin, tungsten, tantalum, and/or gold necessary to the functionality or production of such product(s).

A copy of this Form SD and the Conflict Minerals Report filed as Exhibit 1.01 hereto are publicly available on the Company’s Internet web site at http://fmctechnologies.com/AboutUs/HSEStandards.aspx.

Item 1.02	Exhibit

Our Conflict Minerals Report is filed as Exhibit 1.01 hereto.

Section 2 – Exhibits

Item 2.01	Exhibits

Exhibit No.	Description of Exhibit

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of Form SD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

FMC TECHNOLOGIES, INC.
(Registrant)

By: /s/ Dianne B. Ralston
Date: June 1, 2015	Name: Dianne B. Ralston
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of Form SD.